EXHIBIT 4.1

REGISTRATION AND REIMBURSEMENT AGREEMENT

THIS REGISTRATION AND REIMBURSEMENT AGREEMENT (the “Agreement”) is made as of December 19, 2005, by and among Tejon Ranch Co., a Delaware corporation (the “Company”), Donald Haskell, an individual (“Haskell”), M.H. Sherman Company, a California corporation (“M.H. Sherman”), and Ardell Investment Company, a California corporation (“Ardell”; Haskell, M.H. Sherman and Ardell are each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, the Company has agreed to file with the SEC a Form S-3 to register the shares of the Company (the “Shares”) held by the Stockholders (the “Registration Statement”); and

WHEREAS, in order to induce the Company to register the Shares, the Stockholders have agreed to reimburse and indemnify the Company pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises and covenants contained herein, the parties hereby agree as follows:

1. Definitions.

1.1 The term “Act” means the Securities Act of 1933, as amended.

1.2 The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.3 The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.4 The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing the Registration Statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of the Registration Statement.

1.5 The term “SEC” means the Securities and Exchange Commission.

2. Registration.

2.1 Obligations of Company. The Company agrees to use commercially reasonable efforts to prepare and file the Registration Statement and to cause the Registration Statement to be declared effective under the Act as soon as practicable. The Company shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement until the earlier of (i) one hundred twenty (120) days from when the Registration Statement is first declared effective under the Act, or (ii) the date on which the Stockholders shall have sold all of the securities registered under the Registration Statement.

2.2 Obligations of Stockholders. The Stockholders agree to provide the Company with (a) the plan of distribution section to be included in the Registration Statement, such section to be substantially in the form attached hereto as Exhibit A (any modifications to which are subject to the approval of the Company), and (b) any other portion of the Registration Statement as the Company shall require in order to fulfill its obligations under Section 2.1 hereof. The Stockholders further agree that they shall use their commercially reasonable efforts to sell the Shares as soon as reasonably practicable after the effectiveness of the Registration Statement.

2.3 Correction of Registration Statement. The Company shall notify each Stockholder in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, subject to Section 2.4 below, promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver ten (10) copies of the prospectus contained in such supplement or amendment to each Stockholder (or such other number of copies as such Stockholder may reasonably request). The Company shall also promptly notify each Stockholder in writing: (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to each Stockholder, by facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

2.4 Grace Period. Notwithstanding anything to the contrary herein, at any time after the Registration Statement has been declared effective by the SEC, the Company may delay the disclosure of material, non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the board of directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a “Grace Period”); provided, that the Company shall promptly (i) notify the Stockholders in writing of the existence of a Grace Period in conformity with the provisions of this Section 2.4 (provided that in each notice the Company will not disclose the content of such material, non-public information to the Stockholders) and the date on which the Grace Period will begin, and (ii) notify the Stockholders in writing of the date on which the Grace Period ends; and, provided further, that the Company shall not declare more than two Grace Periods during the period of effectiveness set forth in Section 2.1 above, and such period of effectiveness shall be extended by the length of any such Grace Period(s). Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 2.3 with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended Shares to a transferee of an Stockholder in connection with any sale of

Shares with respect to which a Stockholder has entered into a contract for sale, and delivered a copy of the prospectus included as part of the applicable Registration Statement, prior to the Stockholder’s receipt of the notice of a Grace Period and for which the Stockholder has not yet settled.

3. Reimbursement. The Stockholders agree to reimburse the Company for any and all out-of-pocket expenses incurred by the Company at the request the Stockholders and any and all actual out-of-pocket attorneys’ and accountants’ fees and expenses and SEC filing and blue-sky filing fees incurred by the Company in connection with the proposed sale by the Stockholders of shares of the Company, including but not limited to the negotiation, drafting and execution of this Agreement and the preparation and filing of the Registration Statement.

4. Miscellaneous.

4.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings both formal and informal, and it shall not be varied without the written agreement of both parties.

4.2 Notices. All notices, demands and requests required by this Agreement shall be in writing and shall be deemed to have been given for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service from and to locations within the continental United States, (iii) five days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by facsimile, telegram, telegraph, telex or telecopier, addressed to the Company or the Stockholder at its address or facsimile number as set forth on the signature page hereto or to the latest address communicated.

4.3 Counterparts. This Agreement may be signed in counterparts, in which case each counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.6 Further Assurances. The Company will make management reasonably available to provide assistance in the preparation of the Registration Statement and to meet with, and provide responses to the reasonable inquiries of, potential purchasers of the Shares. Each party shall execute and deliver both before and after the declaration or ordering of effectiveness of the Registration Statement such further documents and take such other actions as may be necessary or appropriate to effect the transactions contemplated by the filing of the Registration Statement.

4.7 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

4.8 Severability. If any provision of this Agreement as applied to either party in any circumstance is adjudged by a court to be invalid or unenforceable, this shall not affect any other provision of this Agreement, the application of such provision in any other circumstance, or the validity or enforceability of this Agreement.

4.9 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

TEJON RANCH CO.

	By:	/s/ Dennis Mullins
	Name:	Dennis Mullins
	Title:	Vice President & General Counsel

Address:	4436 Lebec Road Lebec, California 93243 Attn.: General Counsel

Facsimile:	(661) 248-3100

STOCKHOLDERS:

DONALD HASKELL

/s/ Donald Haskell

Address:	2077 West Coast Highway Newport Beach, CA 92663

Facsimile:	(949) 650-8274

M.H. SHERMAN COMPANY

	By:	/s/ Donald Haskell
Donald Haskell
Chairman

Address:	2077 West Coast Highway Newport Beach, CA 92663

Facsimile:	(949) 650-8274

ARDELL INVESTMENT COMPANY

	By:	/s/ Donald Haskell
Donald Haskell
Chairman

Address:	2077 West Coast Highway Newport Beach, CA 92663

Facsimile:	(949) 650-8274

EXHIBIT A

FORM OF PLAN OF DISTRIBUTION SECTION

TO REGISTRATION STATEMENT

Secondary Offering and Sale of Securities

The selling stockholders may sell the securities from time to time as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

This prospectus may be used in connection with any offering of our securities through any of these methods.

The securities the selling stockholders distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

In addition, any securities offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the selling stockholders, be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may also sell the securities offered hereby to third parties in privately negotiated transactions.

The selling stockholders may solicit offers to purchase securities directly from the public from time to time. The selling stockholders may also designate agents from time to time to solicit offers to purchase securities from the public on their behalf. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, the selling stockholders may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

The selling stockholders may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If the selling stockholders sell securities to underwriters, we and the selling stockholders may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus

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supplement. In connection with those sales, underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents.

To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933, as amended, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act of 1933, as amended.

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